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                                                                   Exhibit 99(i)


                  MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                  Unaudited Summary of Financial Information
                   (In Thousands, Except Per Share Amounts)


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

                              For the Three             For the Six           For the Nine
                              Months Ended              Months Ended          Months Ended
                             March 26, 1993            June 25, 1993         Sept. 24, 1993
                             --------------            -------------         --------------
Total Revenues                $  3,958,984              $  7,921,993           $ 12,062,041
  Interest Expense               1,346,868                 2,755,380              4,261,808
                              ------------              ------------           ------------

Net Revenues                     2,612,116                 5,166,613              7,800,233
Non-Interest Expense             2,021,795                 3,981,384              5,972,705
                              ------------              ------------           ------------
Earnings Before Income
  Taxes and Cumulative
  Effect of a Change in
  Accounting Principle             590,321                 1,185,229              1,827,528
Income Tax Expense                 247,935                   497,796                780,408
                              ------------              ------------           ------------
Earnings Before Cumulative
  Effect of a Change in
  Accounting Principle             342,386                   687,433              1,047,120

Cumulative Effect of a
  Change in Accounting
  Principle (Net of
  Applicable Income Taxes)         (35,420)                  (35,420)               (35,420)
                              ------------              ------------           ------------

Net Earnings                  $    306,966              $    652,013           $  1,011,700
                              ============              ============           ============

Net Earnings Applicable to
  Common Stockholders         $    305,570              $    649,339           $  1,007,755
                              ============              ============           ============

Earnings Per Common Share:

Primary                       $       1.35              $       2.88           $       4.45
                              ============              ============           ============

Fully Diluted                 $       1.35              $       2.87           $       4.42
                              ============              ============           ============

Other Financial Data

Total Assets                  $121,619,874              $130,631,933           $147,611,339
Total Liabilities             $116,757,542              $125,364,778           $142,038,103
Total Stockholders' Equity    $  4,862,332              $  5,267,155           $  5,573,236

Net Profit Margin Before
  Cumulative Effect
  Adjustment                          13.1%                     13.3%                  13.4%
Net Profit Margin After
  Cumulative Effect
  Adjustment                          11.8%                     12.6%                  13.0%

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